801 E. 86th Avenue Merrillville, IN 46410
FOR IMMEDIATE RELEASE
July 23, 2007
FOR ADDITIONAL INFORMATION
Media	Investors
Karl Brack	Randy Hulen
Vice President, Communications &	Director, Investor Relations
Engagement Strategies	(219) 647-5688
(219) 647-5794	rghulen@nisource.com
kbrack@nisource.com
McCausland stepping down from NiSource board
Cites increasing business and personal commitments
MERRILLVILLE, Ind. — The NiSource Inc. (NYSE: NI) board of directors today announced that Peter McCausland is stepping down from his position as a director effective immediately.
McCausland cited increasing business and personal commitments in announcing his resignation from the board. McCausland is chairman of the board and chief executive officer of Airgas, Inc., of Radnor, Pa., and a director of the Vaspar Corporation, the International Oxygen Manufacturers Association, Inc., the Fox Chase Cancer Center, and the Independence Seaport Museum. He had been a NiSource director since February 2006.
“I have greatly enjoyed my association with NiSource, and will certainly miss working with my fellow board members and the NiSource management team,” McCausland said. “I have great confidence in NiSource’s ongoing business strategy and will watch with interest the company’s continued progress.”
“On behalf of the NiSource board, I express our deep appreciation for Peter’s contributions as a member of our ranks,” said Ian M. Roland, chairman of the NiSource board. “While his business knowledge and leadership perspective will be greatly missed, we certainly respect his desire to focus on other important personal and business priorities. We wish him well in his future pursuits.”
Continuing members of the NiSource board include Steven C. Beering, Dennis E. Foster, Marty R. Kitrell, W. Lee Nutter, Steven R. McCracken, Ian M. Rolland, NiSource CEO and President Robert C. Skaggs, Jr., Richard L. Thompson, Carolyn Y. Woo, and Roger A. Young.
About NiSource
NiSource Inc. (NYSE: NI), based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F